Exhibit 21

                        Subsidiaries of the Registrant

    Name under which Subsidiaries do          State or other Jurisdiction of
                Business                       Incorporation or Organization
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          American Trans Air, Inc.                       Indiana
        Ambassadair Travel Club, Inc.                    Indiana
   American Trans Air Leisure Corporation                Indiana
             Amber Travel, Inc.                          Indiana
   American Trans Air Training Corporation               Indiana
      American Trans Air ExecuJet, Inc.                  Indiana
               ATA Cargo, Inc.                          California
       Chicago Express Airlines, Inc.                     Georgia